UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2018

FRP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-36769	47-2449198
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 W. Forsyth Street, 7th Floor, Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 858-9100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 22, 2018, FRP Holdings, Inc. (the “Company” or “FRP”) and certain of its subsidiaries (collectively, “Seller”) entered into an agreement of purchase and sale (the “Sale Agreement”) with BRE Foxtrot Parent, LLC (“Purchaser”), an affiliate of Blackstone Real Estate Partners VIII, L.P., pursuant to which FRP and Seller agreed to sell to Purchaser its portfolio of 41 warehouse properties and two additional land parcels (collectively, the “Properties”) for a purchase price of $358.9 million (the “Sale Transaction”), subject to the terms and conditions of the Sale Agreement.

The closing of the Sale Transaction shall take place on the later of (i) sixty (60) days after entering into the Sale Agreement and (ii) three (3) business days after the date on which the shareholders of FRP approve the Sale Transaction, subject to the terms and conditions of the Sale Agreement. Following the closing of the Sale Transaction, FRP will continue to be a public company operating under the name FRP Holdings, Inc., and to own the assets in its Riverfront on the Anacostia Segment and the Mining Royalty Lands Segment, its other Washington, D.C. properties, its Brooksville and Windlass office park joint venture interests, three office buildings, four land parcels in business parks and its large parcel in Hampstead, Maryland (the “Retained Business”). FRP will maintain the same corporate functions, the same board of directors and a majority of the same senior executives as it had prior to the completion of the Sale Transaction and, immediately after the consummation of the Sale Transaction, all of FRP’s revenues will be generated by its Retained Businesses.

The proceeds from the Sale Transaction will be received by FRP and not by its shareholders. FRP expects to use a portion of the proceeds to pay for transaction costs associated with the Sale Transaction, to pay off at closing of the Sale Transaction all indebtedness encumbering the Properties and for general working capital purposes. At present, FRP also plans to reinvest a portion of the proceeds into its other business segments, possibly in tax deferred like-kind exchanges under Section 1031 of the Internal Revenue Code.

Several of the Properties are subject to certain rights of first refusal, rights of first offer, purchase options or similar rights relating to such Property in favor of the tenants (each, an “Option”). Should any counterparty to an Option exercise its right to purchase the applicable Property (an “Excluded Option Property”), Seller must notify Purchaser of the same, in which event the Sale Agreement will terminate as to only such Excluded Option Property. Notwithstanding the foregoing, at any time after entering into the Sale Agreement and prior to the date twelve (12) months after the closing date, if such tenant subsequently defaults on its obligation to purchase such Excluded Option Property or such Excluded Option Property otherwise becomes available for sale, Purchaser will have the right to cause the Seller to sell such Excluded Option Property to Purchaser.

Purchaser has also deposited $14,356,000 with an escrow agent (the “Earnest Money”). The Earnest Money is to be applied at closing against payment of the purchase price and is non-refundable to Purchaser except as expressly provided in the Sale Agreement. The Sale Agreement provides that the Earnest Money shall be disbursed to Seller if Seller terminates the Sale Agreement due a material breach or default by Purchaser to pay the purchase price and purchase the Properties under the Sale Agreement on the closing date.

The Sale Agreement contains customary representations, warranties and covenants, including, among others, covenants by Seller to operate and maintain the Properties in accordance with Seller’s past practices, subject to certain exceptions, during the period between execution of the Sale Agreement and the consummation of the Sale Transaction.

The consummation of the Sale Transaction is also subject to certain customary closing conditions, including, among others, (i) approval of the Sale Transaction and other transactions contemplated by the Sale Agreement by the affirmative vote of the majority of all the votes entitled to be cast on the transaction (the “Shareholder Approval”), (ii) receipt of certain estoppel letters with respect to the Properties and (ii) subject to certain permitted exceptions, fee simple title being vested in the Seller.

The Sale Agreement requires FRP to convene a meeting of FRP shareholders for the purposes of obtaining the Shareholder Approval and to prepare and file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) with respect to the meeting as promptly as reasonably practicable after the date of the Sale Agreement (and, in any event, no more than five (5) Business Days following such date), which proxy statement shall contain, subject to certain exceptions, the FRP Board’s recommendation that FRP shareholders vote in favor of the Sale Agreement, including the transactions contemplated by it.

FRP has agreed not to solicit or enter into an agreement regarding any proposal, offer or inquiry regarding an Acquisition Proposal (as defined in the Sale Agreement), and, subject to certain exceptions, is not permitted to enter into discussions or negotiations concerning, or provide non-public information to a third party in connection with, any Acquisition Proposal. However, FRP may, prior to obtaining the Shareholder Approval, participate in negotiations and provide non-public information to a third party which has made an unsolicited bona fide written Acquisition Proposal if the FRP Board in good faith, after consultation with outside legal counsel and financial advisors, determines that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined in the Sale Agreement).

Prior to the approval of the Sale Transaction by FRP shareholders, the FRP Board may in certain circumstances effect an Adverse Recommendation Change (as defined in the Sale Agreement), subject to complying with the specified notice and other conditions set forth in the Sale Agreement.

Under certain circumstances, and after following certain procedures and adhering to certain restrictions, FRP is permitted to terminate the Sale Agreement, prior to obtaining the Shareholder Approval, if the FRP Board enters into an Alternative Acquisition Agreement (as defined in the Sale Agreement) with respect to a Superior Proposal. In addition, Purchaser may terminate the Sale Agreement under certain circumstances and subject to certain restrictions, including if the FRP Board effects an Adverse Recommendation Change.

Upon a termination of the Sale Agreement, under certain circumstances, FRP will be required to pay a termination fee to Purchaser of $22,500,000. FRP will also be required to pay to Purchaser an amount equal to all out-of-pocket costs and expenses incurred by Purchaser and its affiliates in connection with the Sale Transaction (i) in the event that the Shareholder Approval is not obtained before the Outside Closing Date (as defined in the Sale Agreement), (ii) if Purchaser elects to terminate the Sale Agreement due to a failure to obtain the Shareholder Approval, (iii) if Purchaser elects to terminate the Sale Agreement due to a material breach or default by Seller in the performance of its obligations under the Sale Agreement or (iv) if the Sale Agreement is terminated and the termination fee is payable.

The foregoing description of the Sale Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Sale Agreement, a copy of which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Sale Agreement has been attached as an exhibit to provide shareholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, Seller, the Purchaser or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Sale Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Sale Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders should not rely on the representations, warranties, covenants and agreements contained in the Sale Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Seller, the Purchaser or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Sale Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Sale Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Seller, the Purchaser and their respective affiliates and the transactions contemplated by the Sale Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Sale Agreement as well as in the other filings that the Company will make with the SEC.

Voting and Support Agreement

Concurrently with the execution of the Sale Agreement, our Executive Chairman John D. Baker II and certain members of his family and their affiliated trusts (the “Baker Shareholders”) entered into a voting and support agreement (the “Support Agreement”) with Purchaser, pursuant to which the Baker Shareholders have agreed to vote all of their shares of FRP common stock (representing approximately 32.4% of the outstanding shares of FRP common stock as of March 15, 2018) in favor of, among other things, the adoption of the Sale Agreement and approval of the transactions contemplated thereby.

The foregoing description of the Support Agreement and the transactions contemplated thereby is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Voting Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Important Information

The shareholders of the Company will be asked to approve the sale of these properties to BRE Foxtrot Parent, LLC; In order to solicit this approval, the Company will file documents with the SEC, including a definitive proxy statement relating to the proposed sale. The definitive proxy statement will also be mailed to the Company’s shareholders in connection with the proposed sale. Investors and security holders are urged to read these documents when they become available because they will obtain important information about the Company and the proposed sale. Investors may obtain free copies of these documents when they are filed with the SEC at the SEC’s website at http://www.sec.gov or by directing a request to FRP Holdings, Inc. Attn: Corporate Secretary, 200 W. Forsyth Street, 7th Floor, Jacksonville, Florida 32202.

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies in connection with the proposed sale. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the definitive proxy statement when it is file with the SEC. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 16, 2018, and the definitive proxy statement relating to the Company’s 2017 Annual Meeting of Shareholders, which was filed with the SEC on December 22, 2016. The documents are available free of charge at the SEC’s website at http://www.sec.gov and from the Corporate Secretary of the Company as described above.

Item 5.08 Shareholder Director Nominations.

The Company anticipates having its annual meeting on May 2, 2018. Any nominating shareholder or nominating shareholder group must submit notice on Schedule 14N on or before March 23, 2018. Such notice on Schedule 14N must be submitted to the Company and filed with the Securities and Exchange Commission on the same day.

Item 8.01. Other Events.

On March 22, 2018, Purchaser and FRP announced that they had entered into the Sale Agreement by press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 2.1	Agreement for Purchase and Sale, dated as of March 22 2018, by and among FRP Holdings, Inc., certain subsidiaries of FRP Holdings, Inc. named therein, and BRE Foxtrot Parent, LLC.
Exhibit 10.1	Voting and Support Agreement, dated as of March 22, 2018, by and among BRE Foxtrot Parent, LLC and the shareholders of FRP Holdings, Inc., named therein.

Exhibit 99.1	Press release dated March 22, 2018, issued by FRP Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRP Holdings, Inc.

Date: March 22, 2018	By:	/s/ John D. Milton, Jr.
John D. Milton, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement for Purchase and Sale, dated as of March 22, 2018, by and among FRP Holdings, Inc., certain subsidiaries of FRP Holdings, Inc. named therein, and BRE Foxtrot Parent, LLC.
10.1	Voting and Support Agreement, dated as of March 22, 2018, by and among BRE Foxtrot Parent, LLC and the shareholders of FRP Holdings, Inc., named therein.
99.1	Press release dated March 22, 2018, issued by FRP Holdings, Inc.